Exhibit 4.6
SECOND AMENDMENT
TO THE
THE SCOTTS COMPANY
EXECUTIVE RETIREMENT PLAN
     WHEREAS, The Scotts Company (the “Company”) sponsors The Scotts Company Executive Retirement Plan (the “Plan”); and
     WHEREAS, the Company wants to the statement of the purpose of the Plan to reflect the current function of the Plan;
     NOW, THEREFORE, effective as of January 1, 2000, Section I of the Plan is amended to provide:
     I. Name and Purpose
     The Scotts Company Executive Retirement Plan provides Eligible Employees with the opportunity to defer bonuses (under the Executive Annual Incentive Plan) and compensation, and supplements the benefits of Eligible Employees under The Scotts Company Retirement Savings Plan. The benefits under the Plan are to be provided from the Plan on an unfunded basis. It is intended that the Plan be exempt from the funding, participation, vesting and fiduciary provisions of Title I of ERISA.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the 14 day of January, 2000.

THE SCOTTS COMPANY
By:	/s/ Hadia Lefavre
Hadia Lefavre, Senior Vice President Human
Resources Worldwide